UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2026

CLOVER HEALTH INVESTMENTS, CORP.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39252	98-1515192
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

Address Not Applicable(1)	Address Not Applicable(1)
(Address of Principal Executive Offices)	(Zip Code)
Not Applicable(1)
(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Trading
Title of each class	Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	CLOV	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

(1) We are a remote-first company. Accordingly, we do not maintain a headquarters. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, stockholder communications required to be sent to our principal executive offices may be directed to the email address: secretary@cloverhealth.com, or to our agent for service of process at The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On September 22, 2026, the Board of Directors (the "Board") of Clover Health Investments, Corp. ("Clover" or the "Company") appointed Senator Robert G. Torricelli to serve as a Class I director of the Board and Dr. Brian J. Miller, M.D., M.B.A., M.P.H. to serve as a Class III director of the Board. Senator Torricelli has been appointed to the Audit Committee of the Board and Dr. Miller has been appointed to the Clinical Committee of the Board. The appointments fill the Board’s two previously disclosed vacancies and bring the Board to nine directors. The Company’s press release announcing such appointments is attached to this current report as Exhibit 99.1 and is incorporated by reference into this Item 5.02.
Senator Torricelli is the founder of Rosemont Associates, a business strategy firm, which was founded in 2002, and a founder and partner of Woodrose Properties, a real estate development firm which was founded in 2003. He has served as a director of the Company’s insurance subsidiaries since 2022 and as a director of Glassbridge Enterprises, Inc. since February 2017. Previously, he was executive vice president and chief operating officer of Aveta, Inc., a healthcare services company, from March 2007 to February 2012. Senator Torricelli represented New Jersey in the U.S. Senate from 1997 to 2003 and in the U.S. House of Representatives from 1983 to 1997. He holds a B.A. and J.D. from Rutgers University and a Master of Public Administration from Harvard University.
Dr. Miller has extensive experience in clinical medicine, healthcare policy, regulation and health plan governance. Since September 2020, he has served as an Associate Professor of Medicine and Business (Courtesy) at Johns Hopkins University and practiced as a hospitalist at Johns Hopkins Hospital. He has served on the Medicare Payment Advisory Commission (MedPAC) since May 2023 and on the Board of Trustees of the North Carolina State Health Plan since January 2025, becoming its Vice Chairman in April 2026. He joined the Hoover Institution as a Visiting Fellow in March 2026. Earlier, Dr. Miller held policy and regulatory roles at Centers for Medicare & Medicaid Services, the U.S. Food and Drug Administration, the Federal Communications Commission and the Federal Trade Commission. He holds an M.D. from Northwestern University, an M.B.A. from the University of North Carolina at Chapel Hill and an M.P.H. from Johns Hopkins University.
In connection with their service as directors during 2026, Senator Torricelli and Dr. Miller will each receive a pro rata portion of the annual retainer for service on the Board, Audit Committee and Clinical Committee, as applicable, under Clover’s Amended and Restated Director Compensation Policy. Senator Torricelli and Dr. Miller will also each be granted a restricted stock unit ("RSU") award covering shares of the Company’s Class A Common Stock having an RSU value of $200,000, pro-rated by multiplying such amount by a fraction, the numerator of which is the number of days of service that each of Senator Torricelli and Dr. Miller will provide from the date of his appointment until December 31, 2026, and the denominator of which is 365 days.
In connection with their appointments, each of Senator Torricelli and Dr. Miller will enter into the Company’s standard form of indemnification agreement for its directors, which requires the Company to, among other things, indemnify its directors against liabilities that may arise by reason of their status or service. The agreement also requires the Company to advance all expenses incurred by directors in investigating or defending any action, suit or proceeding. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (No. 001-39252) filed on January 12, 2021, and is incorporated by reference herein.
There are no arrangements or understandings between Senator Torricelli and Dr. Miller and any other persons pursuant to which each of them was selected as a director. Senator Torricelli and Dr. Miller have no family relationships with any of the Company’s directors or executive officers, and they have no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) List of Exhibits

Exhibit No.	Description

99.1	Press Release of the Company, dated September 24, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Clover Health Investments, Corp.

Date:	September 24, 2026	By:	/s/ Karen M. Soares
		Name:	Karen M. Soares
		Title:	Chief Legal Officer and Secretary